Exhibit 99.(c)(iii)
November 2025 Preliminary Discussion Materials Prepared for Project Stallion DRAFT – Preliminary & For Reference Only WELLS FARGO J.PMorgan

DRAFT – Preliminary & For Reference Only 2 CONFIDENTIAL PROJECT STALLION Table of Contents I. Executive Summary II. Outside-In Perspectives on Stallion III. Preliminary Transaction Analysis IV. Potential Exit Considerations Supplemental Analysis WELLS FARGO J.EMorgan

I. Executive Summary

CONFIDENTIAL

Executive Summary

Situation Overview	• Stallion is one of the largest post-acute operators in the United States – #1 Critical Illness Recovery Hospital ("CIRH", "Long-Term Acute Care Hospital" or "LTACH") network[1] – Top 5 Inpatient Rehabilitation Hospital ("IRF") network[2] – #1 Outpatient Rehabilitation ("OP Rehab") network[1] • While understood by the lender community, Stallion has been underappreciated by equity investors – Despite its demonstrated operating experience over ~30 years, Stallion has consistently traded at a discount to its public peers, mostly due to regulatory, Medicare reimbursement and labor concerns related to its CIRH segment
Investment Opportunity	• Welsh, Carson, Anderson & Stowe ("WCAS"), Bob Ortenzio (Executive Chairman and Co-Founder) and Marty Jackson (Senior Executive Vice President of Strategic Finance and Operations) (collectively the "Buyer Consortium") have an opportunity to: i. Acquire Stallion at a premium to its current trading value, ii. Optimize the capital and operational structure of the organization; and, iii. Re-position the business for an attractive exit in the future • Under private ownership, the Buyer Consortium will have the capitalization and free cash flow generation to re-invest in Stallion's Rehabilitation Hospital and Outpatient Rehabilitation segments
Exit Perspectives	• Assuming the Buyer Consortium acquires Stallion, the business is expected to be positioned as a leading post-acute business by 2030 – with projected ~$825mm in 2030E Adj. EBITDA, ~12% Adj. EBITDA margins and IRF and OP Rehab constituting ~2/3 of consolidated EBITDA – Advisors expect the additional scale and shift in business mix toward more stable, higher growth and higher margin segments will position Stallion to evaluate a number of attractive exit alternatives

Source: Company Filings, Wall Street Equity Research | [1] Based on number of locations as of 09/30/25 | [2] Based on number of licensed beds as of 09/30/25

WELLS FARGO J.P.Morgan

DRAFT – Preliminary & For Reference Only

PROJECT STALLION 4

II. Outside-In Perspectives on Stallion

CONFIDENTIAL

Stallion | Public Market Overview & Trading Statistics

Stallion Share Price Performance Since Concentra Carve Out (November 25, 2024)


$25
$23
$20
$18
$15
$13
$10
$21.34
$13.65
$11.77
1
2
3
4
5
Nov-24
Feb-25
May-25
Aug-25

1 **Nov 25, 2024** Stallion completed the tax-free spinoff of Concentra, streamlining its portfolio	2 **Feb 20, 2025** Q4 2024 Earnings had misses across the board, triggering a steep selloff as investor confidence took a hit	3 **May 2, 2025** Q1 2025 Earnings Call, management flagged margin pressure and Medicare cuts, triggering a steep sell off	4 **Jul 31, 2025** Q2 2025 Earnings, beat EPS, missed revenue, cautious tone on LTACHs and regulatory risk drove a sell off	5 **Oct 30, 2025** Q3 2025 Earnings beat on EPS and revenue, supported by strong rehab volumes and positive guidance tone
+2%	**(7%)**	**(22%)**	**(15%)**	**(3%)**

Stallion Public Market Overview

($ in Millions, Except Per Share Amounts)	Current[1]
Share Price (11/20/2025)	$13.65
Fully Diluted Shares Outstanding	123.818
Implied Equity Value	**$1,690**

	Current[1]
Implied Equity Value	**$1,690**
(+) Net Debt	1,737
(+) Non-Controlling Interest	331
(–) Equity Investment in Affiliate	(321)
Implied Enterprise Value	**$3,437**

	Metric[2]	Multiple
FY2025E EV / Adj. EBITDA	**$520**	**6.7x**
FY2026E EV / Adj. EBITDA	**$550**	**6.2x**

Source: Company Filings, Press Releases, FactSet | Market data as of 11/21/2025 | [1] Share count, Debt and Non-Controlling Interest figures as of 9/30/2025; Equity Investment in Affiliate as of 12/31/2024; Net Debt includes cash and equivalents and current financial assets; Net Debt is pro forma for Q3'2025 dividend | [2] 2025E Adj. EBITDA figure represents midpoint of management guidance; 2026E Adj. EBITDA figure has been rounded to the nearest $25M increment

WELLS FARGO J.P.Morgan

DRAFT – Preliminary & For Reference Only

PROJECT STALLION 6

DRAFT – Preliminary & For Reference Only 7 CONFIDENTIAL PROJECT STALLION Stallion & Selected Public Companies | Share Price Performance Source: FactSet | Market Data as of 11/21/2025 | 1 Share price performance reflects market value-weighted median of peers | 2 Selected healthcare services public companies include Acadia Healthcare, Ardent Health, Concentra, DaVita Inc., Encompass Health, Ensign Group, Option Care Health, PACS Group, RadNet, Surgery Partners, Tenet Healthcare, Universal Health Services and U.S. Physical Therapy Indexed Share Price Performance Since Concentra Carve Out (November 25, 2024) (50%) (30%) (10%) 10% 30% Nov-24 Dec-24 Jan-25 Feb-25 Mar-25 Apr-25 May-25 Jun-25 Jul-25 Aug-25 Sep-25 Oct-25 Stallion Selected Healthcare Services Public Companies1,2 S&P 500 (36%) 5% 10%

DRAFT – Preliminary & For Reference Only 8 CONFIDENTIAL PROJECT STALLION -- 5x 10x 15x 20x 25x 30x Nov-20 Nov-21 Nov-22 Nov-23 Nov-24 Nov-25 Stallion & Selected Public Companies | Historical Valuation Source: Company Filings, Wall Street Equity Research, FactSet | Market Data and Estimates as of 11/21/2025 | 1 Enterprise value calculated as fully diluted market capitalization plus net debt, noncontrolling interests, preferred equity and less equity method investments; NTM Adj. EBITDA based on median consensus estimates and defined as NTM earnings before interest, taxes, depreciation and amortization, unburdened by stock-based compensation expense and non-controlling interest expense, excluding income (losses) from equity in affiliates, adjusted to exclude non-recurring items | 2 Selected healthcare services public companies include Acadia Healthcare, Ardent Health, Concentra, DaVita Inc., Ensign Group, Option Care Health, PACS Group, RadNet, Surgery Partners, Tenet Healthcare and Universal Health Services 5-Year Historical Enterprise Value / NTM Adj. EBITDA Multiple1 6.2x Completion of Concentra Carve Out 11/25/2024 9.7x 12.6x 9.0x Stallion Selected Healthcare Services Public Companies2 U.S. Physical Therapy Encompass Health

DRAFT – Preliminary & For Reference Only 9 CONFIDENTIAL PROJECT STALLION Stallion | Wall Street Equity Analyst Research Summary Source: Wall Street Equity Research, FactSet | Market Data and Estimates as of 11/21/25 Revenue Adj. EBITDA Broker Date Rating Price Target 2025E 2026E 2027E 2025E 2026E 2027E Valuation Methodology Broker A 11/03/25 Buy $21.00 $5,426 $5,692 - $470 $547 - SOTP (Implies 8.3x '26E EBITDA) Broker B 11/12/25 Buy $20.00 $5,416 $5,651 $5,888 $513 $542 $596 N/A Broker C 11/05/25 Buy $20.00 $5,409 $5,636 $5,891 $500 $532 $571 SOTP (~10x '26E Rehab Hospital EBITDA, ~7x '26E Outpatient Rehab / CIRH EBITDA) Broker D 10/31/25 Buy $17.00 $5,433 $5,679 $5,953 $521 $552 $589 7.8x '26E EBITDA-NCI Broker E 11/06/25 Buy $17.00 $5,409 $5,638 $5,955 $493 $533 $577 Blended P/E, EV/EBITDA and FCF/EV (Implies 7.0x '26E EBITDA) Broker F 10/31/25 Hold $14.00 $5,424 $5,630 $6,046 $517 $555 $604 '26 EBITDA-NCI Median $18.50 $5,420 $5,645 $5,953 $506 $545 $589 Implied Premium to Current: 35.5% Equity Analyst Ratings & Consensus Estimates Equity Analyst Recommendations Over Time Nov-24 Dec-24 Jan-25 Feb-25 Mar-25 Apr-25 May-25 Jun-25 Jul-25 Aug-25 Sep-25 Oct-25 Nov-25 100 80 60 40 20 $0 0 $10 $20 $30 $40 $13.65 $18.50 5 5 5 5 5 6 6 6 6 6 6 6 6 (60%) (40%) (60%) (40%) (60%) (40%) (80%) (80%) (83%) (83%) (83%) (100%) (83%) (83%) (83%) (83%) (20%) (20%) (17%) (17%) (17%) (17%) (17%) (17%) (17%) Buy Hold Sell Share Price Median Target Price # of Brokers ($ in Millions, Except Per Share Amounts)

III. Preliminary Transaction Analysis

DRAFT – Preliminary & For Reference Only 11 CONFIDENTIAL PROJECT STALLION Source: Company Filings, Wall Street Equity Research, FactSet | Note: 2024A figures represent actuals; 2025E figures represent the midpoint of Stallion management guidance as of 11/20/2025; 2026E and beyond are extrapolated and have been rounded (Revenue to the nearest $250M increment; Adj. EBITDA to the nearest $25M increment); Revenue growth and EBITDA margin figures have been rounded to the nearest 1% increment Stallion | Preliminary Financial Projection Summary Revenue Adj. EBITDA ($ in Millions) ($ in Millions) $5,187 $5,400 $5,750 $6,000 $6,250 $6,500 $7,000 2024A 2025E 2026E 2027E 2028E 2029E 2030E $510 $520 $550 $600 $675 $750 $825 2024A 2025E 2026E 2027E 2028E 2029E 2030E 5% CAGR % Margin 5% 5% 5% 5% 5% 5% 10% 10% 10% 10% 11% 12% 12% % Growth 8% 10% CAGR

DRAFT – Preliminary & For Reference Only 12 CONFIDENTIAL PROJECT STALLION Current Illustrative Offer Price Per Share ($ in Millions, Except Per Share Amounts) $13.65 $15.00 $15.50 $16.00 Implied Premium / (Discount) Current Price Per Share: $13.65 10% 14% 17% 52-Week High (Post-CON): $21.34 (30%) (27%) (25%) 30-day VWAP: $13.61 10% 14% 18% 60-day VWAP: $13.27 13% 17% 21% 90-day VWAP: $13.22 13% 17% 21% 4-Weeks Prior: $13.81 9% 12% 16% Fully Diluted Shares 123.8 123.8 123.8 123.8 Implied Equity Value $1,690 $1,857 $1,919 $1,981 (+) Net Debt 1,737 1,641 1,641 1,641 (+) Non-Controlling Interest 331 342 342 342 (-) Equity Investment in Affiliate (321) (357) (357) (357) Implied Enterprise Value $3,437 $3,484 $3,545 $3,607 Implied Enterprise Value / Adj. EBITDA CY2025E EBITDA ($520M) 6.7x 6.8x 6.9x 7.0x CY2026E EBITDA ($550M) 6.2x 6.2x 6.4x 6.5x Transaction Financing Total Equity $1,029 $1,091 $1,153 Pro Forma Net Debt 2,584 2,584 2,584 Sponsor Returns IRR 31% 30% 28% MOIC 3.6x 3.4x 3.2x Source: Company Filings, Wall Street Equity Research, FactSet, Bloomberg | Market Data as of 11/21/2025 | Note: Illustrative transaction close of 3/31/2026, 5.0x LTM total leverage, including ~$1.0B new term loan; Net Debt, Non-Controlling Interest and Equity Investment in Affiliate figures shown under Illustrative Offer Prices have been bridged to assumed transaction close; 2025E Adj. EBITDA figure represents midpoint of management guidance; 2026E Adj. EBITDA figure has been rounded to the nearest $25M increment | 1 Illustratively assumes 6.5x NTM Adj. EBITDA multiple with full sale at YE2030; includes management promote Stallion Acquisition | Preliminary LBO Overview Analysis at Various Prices 1

DRAFT – Preliminary & For Reference Only 13 CONFIDENTIAL PROJECT STALLION Purchase Price Offer Price / Share $15.00 $15.50 $16.00 Entry NTM EBITDA Multiple 6.1x 6.2x 6.3x % Premium to Current 10% 14% 17% 27% 26% 25% 29% 28% 26% 31% 30% 28% 31% 30% 28% 36% 35% 33% 41% 39% 38% 29% 28% 26% 31% 30% 28% 34% 32% 31% 9% 5% 19% 17% 16% 11% 8% 25% 24% 23% 12% 10% 31% 30% 28% Leverage at Close 4.5x 4.8x 5.0x 2030E EBITDA Margin 25E - '30E EBITDA CAGR NTM Exit Multiple 6.5x 7.5x 8.5x '25E - '30E Revenue CAGR 4% 5% 6% Source: Company Filings, Wall Street Equity Research, FactSet | Note: Assumes 5.0x total leverage and 6.5x NTM exit multiple unless depicted otherwise | 1 Entry NTM EBITDA Multiple based on 3/31/2026E NTM EBITDA of ~$575M | 2 Premium to Current based on $13.65 closing share price on 11/21/2025 Stallion Acquisition | Preliminary LBO IRR Sensitivity Analyses Transaction Sensitivities Operational Sensitivities Illustrative Case 2025E Margin 1 2

IV. Potential Exit Considerations

DRAFT – Preliminary & For Reference Only 15 CONFIDENTIAL PROJECT STALLION Strategic Sale • Compelling, market-leading post-acute care platform with tailwinds for Inpatient Rehabilitation segment • Scale of business, as well as long track record of success, will be viewed positively • Potentially synergistic for some buyers (e.g., payors, health systems) • Limited interest from strategic buyers historically while a public company • Availability of strategic counterparties and those that understand LTACHs, and can drive synergies • Ability to navigate through reimbursement and regulatory exposure Sponsor Recap • Similar rationale to the “Strategic Sale” thesis • Proven ability to operate during periods of uncertainty (e.g. COVID, recessions) • Limited interest from sponsor buyers historically while a public company • Lower appetite for government reimbursement risk exposure, and particularly LTACHs – given complexity and variability in the segment • Sponsor dry powder • Recent transactions and operational experience • Ability to navigate through reimbursement and regulatory exposure IPO • Proven operators with extensive public experience – long track record of success in the public markets • Growth initiatives provide additional upside to all shareholders • Ability to re-IPO Stallion as a business repositioned to have greater exposure to higher-growth Rehabilitation Hospitals and Outpatient Rehabilitation segments • Ability to realize expected growth ahead of IPO • Market backdrop and ability to comp against the right peer set • Driving appropriate pro forma leverage levels at time of IPO Exit Considerations for Stallion Perspectives on Exit Alternatives Key Components to Establishing Conviction

DRAFT – Preliminary & For Reference Only 16 CONFIDENTIAL PROJECT STALLION Key Attributes of Recent Healthcare Services IPOs • Well-defined relative value to public comparables • Set reasonable discount to public peers to create attractive entry point • Defensible fundamental approach to underpin valuation • Both qualitative & quantitative feedback are key in informing an appropriate range Unique Business Models Scale, Growth, & Profitability Macro / Sector Risk Responsible Leverage Clear Valuation Framework • Strong competitive positioning – demonstrated leadership and execution • Clear differentiation and deep moat from competitors • Highly visible, recurring revenue models • Leverage technology to optimize efficiency and provide data-driven solutions • Preference for businesses with meaningful scale and ability to articulate attractive TAM • Strong economics that drive profitability and free cash flow • Stress tested growth projections and ability to expand EBITDA growth and margin over time • Flexible balance sheet to pursue opportunistic M&A • Companies with limited tariff and / or government exposure • Preference towards companies with insulated business models • Healthy new issue performance and core peers trading at attractive valuations • <4x net leverage post-IPO remains an important threshold, with sub-3.5x highly preferred • Clear path to de-lever to 2-3x in the near-term (e.g. within 2 years post-IPO) • Flexible balance sheet to pursue opportunistic M&A

CONFIDENTIAL

Exits Are Taking Longer & Requiring More Sell-Down Events

Analysis of Sell-Down Processes for Selected Sponsors That Held Majority Ownership at IPO & Have Fully Exited[1]


Median Since 2015 (N=50)[2]
Median Since 2020 (N=12)[2]
25th Percentile
75th Percentile
54
62
44
33
30
22
6
5
4
9
7
5
Duration of Sell-Down Process (in Months)[3]
Number of Sell-Down Events Required to Exit Position[4]

Sponsors that have initiated a sell-down process in 2020 or later have required ~35% longer and two incremental events to fully exit their positions when compared to sell-down processes initiated since 2015

Source: Dealogic | [1] Defined as financial sponsors who maintained >50% ownership on the first trading day of the company and who achieved <5% equity ownership via documented sell-down events | [2] Represents sponsor-backed companies wherein the primary sponsor conducted an initial sell-down event after 1/1/20XX | [3] Represents number of months between IPO and last sell-down event wherein the sponsor reached <5% remaining equity ownership | [4] "Sell-Down Events" includes marketed follow-ons, overnight follow-ons, registered block trades and unregistered block trades

WELLS FARGO J.P.Morgan

DRAFT – Preliminary & For Reference Only

PROJECT STALLION 17

Supplemental Analysis

CONFIDENTIAL

Selected Healthcare Services Public Companies

($ in Millions, Except Per Share Amounts)	Market Data					Financial Data				Valuation Data	
	Share Price	% of 52-Week	Δ Share Price	Market	Enterprise	'25 - '27 CAGR		Adj. EBITDA Margin[3]		EV / EBITDA[3]	
Company Name (Ticker)	11/21/25	High	YTD	Cap[1]	Value[2]	Revenue	Adj. EBITDA	2025E	2026P	2025E	2026P
Tenet Healthcare Corporation (THC)	$191.96	88%	52%	$16,989	$30,484	5.0%	4.4%	20.1%	19.7%	7.1x	7.0x
DaVita Inc. (DVA)	$120.25	67%	(20%)	8,971	20,180	3.2%	3.3%	20.3%	20.4%	7.4x	7.2x
Universal Health Services, Inc. Class B (UHS)	$231.92	98%	29%	15,112	19,813	5.0%	4.0%	15.1%	14.8%	7.5x	7.4x
Encompass Health Corporation (EHC)	$114.35	89%	24%	11,649	14,849	8.4%	7.9%	23.9%	23.9%	10.5x	9.6x
Ensign Group, Inc. (ENSG)	$184.99	95%	39%	11,168	10,810	10.7%	10.8%	11.7%	11.9%	18.1x	16.1x
Surgery Partners, Inc. (SGRY)	$15.84	61%	(25%)	2,049	7,283	8.0%	8.9%	21.2%	21.5%	10.3x	9.2x
RadNet, Inc. (RDNT)	$83.00	97%	19%	6,532	6,962	10.9%	16.0%	16.7%	18.0%	21.1x	18.1x
Option Care Health Inc (OPCH)	$29.57	83%	27%	4,749	5,591	8.3%	7.7%	8.3%	8.2%	11.9x	11.2x
PACS Group, Inc. (PACS)	$27.50	99%	110%	4,550	4,558	8.8%	13.1%	10.8%	11.1%	9.5x	8.4x
Concentra Group Holdings (CON)	$20.23	85%	(10%)	2,623	4,236	7.0%	8.2%	20.0%	20.3%	9.9x	9.1x
Acadia Healthcare Company, Inc. (ACHC)	$15.18	32%	(62%)	1,433	3,793	5.1%	2.9%	19.8%	18.8%	5.8x	5.7x
Ardent Health, Inc. (ARDT)	$8.94	52%	(48%)	1,279	2,255	5.0%	3.4%	10.2%	9.6%	3.5x	3.5x
U.S. Physical Therapy, Inc. (USPH)	$71.63	71%	(19%)	1,096	1,493	5.8%	7.4%	14.4%	14.6%	13.4x	12.5x
					Total Median:	**7.0%**	**7.7%**	**16.7%**	**18.0%**	**9.9x**	**9.1x**
					Total Average:	**7.0%**	**7.5%**	**16.3%**	**16.4%**	**10.5x**	**9.6x**

Source: Company Filings, Wall Street Equity Research, FactSet | Market Data as of 11/21/2025 | [1] Based on fully diluted shares calculated using outstanding options under the Treasury Stock Method | [2] Enterprise value calculated as fully diluted market capitalization plus net debt, noncontrolling interests, preferred equity and less equity method investments | [3] Adj. EBITDA based on median consensus estimates and defined as NTM earnings before interest, taxes, depreciation and amortization, unburdened by stock-based compensation expense and non-controlling interest expense, excluding income (losses) from equity in affiliates, adjusted to exclude non-recurring items

WELLS FARGO J.P.Morgan

DRAFT – Preliminary & For Reference Only

PROJECT STALLION 19

DRAFT – Preliminary & For Reference Only 20 CONFIDENTIAL PROJECT STALLION Deals - 100 Premium % 1-Day 1-Week 4-Weeks Mean 31% 33% 35% Median 25% 26% 33% 25th Percentile 15% 16% 20% 75th Percentile 44% 47% 48% Source: Company Filings, Refinitiv, FactSet | Note: Analysis represents 1-day unaffected share price for announced U.S.-based all-cash take-private transactions between $1 billion and $5 billion for the period 1/1/2015 to 6/30/2025; Excludes deals with negative premiums; excludes energy, financial institutions and real estate segments Premiums Paid Analysis | Selected All-Cash Take-Private Transactions 1-Day Premium: Selected All-Cash Deals, 2015 – Current, $1B - $5B Transaction Value <30% Premium: 61% of Deals <60% Premium: 85% of Deals 11 18 27 10 7 5 4 2 1 7 12% 20% 29% 11% 8% 5% 4% 2% 0% 1% 8% 0 5 10 15 20 25 30 35 40 >0-10% 11%-20% 21%-30% 31%-40% 41%-50% 51%-60% 61%-70% 71%-80% 81%-90% 91%-100% 100%< # of Transactions Transaction Premium

CONFIDENTIAL

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DRAFT – Preliminary & For Reference Only

PROJECT STALLION 21